Exhibit 5.1

Office:                  +852 2801 6066

Mobile:              +852 6621 8994

rthorp@traversthorpalberga.com

To:                             Vipshop Holdings Limited
No. 20 Huahai Street
Liwan District, Guangzhou 510370
The People’s Republic of China

22 October 2014

Dear Sirs

Vipshop Holdings Limited

We have examined the Registration Statement on Form S-8 to be filed by Vipshop Holdings Limited, a Cayman Islands exempted company incorporated with limited liability (the “Registrant”), with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of an amount of class A ordinary shares of the Registrant (the “Shares”) for issuance pursuant to the 2014 Share Incentive Plan adopted on 1 July 2014 (the “Plan”).

As Cayman Islands counsel to the Registrant, we have examined the corporate authorisations of the Registrant in connection with the Plan and the issue of the Shares by the Registrant and have assumed that the Shares will be issued in accordance with the Plan and the board resolutions authorizing the issue dated 1 July 2014 and the minutes of a meeting of the shareholders dated 15 September pursuant to which the shareholders of the Company resolved that all shares issued under the Plan shall be class A ordinary shares of the Company.

It is our opinion that the Shares to be issued by the Registrant have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plan and in accordance with the relevant resolutions adopted by the Board of Directors of the Registrant (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plan) and when appropriate entries have been made in the Register of Members of the Registrant, will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully

/s/ TRAVERS THORP ALBERGA